UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2024

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-41552	39-2078861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Rua Buenos Aires, 10-14th floor

Sion, Belo Horizonte, Minas Gerias, Brazil, 30.315-570

(Address of principal executive offices, including zip code)

(833) 661-7900

(Registrant’s telephone number, including area code)

Not applicable

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	ATLX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Financial Officer

On July 17, 2024, Gustavo P. Aguiar resigned as the Chief Financial Officer (serving as the principal financial and accounting officer) and Treasurer of Atlas Lithium Corporation (the “Company” or “Atlas Lithium”). Mr. Aguiar’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Aguiar’s departure was driven by his desire to join his family’s real estate business, and he has agreed to make himself available as needed to guarantee a smooth transition.

Appointment of New Chief Financial Officer

On July 23, 2024, the Company’s Board of Directors (the “Board”) appointed Tiago Moreira de Miranda, age 40, as the Company’s new Chief Financial Officer, Principal Accounting Officer, and Treasurer, effective immediately. From February 2024 until July 2024, Mr. Miranda was the Chief Financial Officer of Apollo Resources Corporation, a private company and a subsidiary of Atlas Lithium (“Apollo Resources”). In such capacity, Mr. Miranda managed all of Apollo Resources’ financial and administrative related processes, including treasury, accounting, tax, and financial planning and budgeting.

Previously, from May 2020 to December 2023, Mr. Miranda was the senior financial officer for the Brazilian operations of Horizonte Minerals Plc., a British publicly listed company with two nickel projects in Brazil. During his tenure, he successfully contributed to securing project financing of US$713 million for a ferronickel project and an additional $300 million Brazilian real credit facility with Banco da Amazônia. Between November 2019 to April 2020, Mr. Miranda held the position of Financial Controller for the Brazilian operations at Equinox Gold, a Canadian publicly listed gold producer.

From March 2008 to October 2019, Mr. Miranda served as the Controller of Ferrous Resources Ltd., an iron producer partially owned by Icahn Enterprises, a NYSE-listed company. He actively contributed to the development of company projects from exploration through construction and operation and was also heavily involved in Ferrous Resources’ US$550 million sale to Vale S/A, the largest Brazilian mining company.

From September 2005 to March 2008, Mr. Miranda was an auditor with Deloitte Touche Tohmatsu in Brazil. He has an undergraduate degree in Business Administration and Accounting, and a Master of Business Administration, both from IBMEC in Brazil. Mr. Miranda is fluent in Portuguese and English.

In consideration for his services as an officer of the Company, Mr. Miranda will: (i) receive cash compensation of US$ 15,000 per month; (ii) have the opportunity, based on achieving certain specific performance metrics, to earn additional annual compensation of up to US$45,000 and up to US$15,000 as a discretionary bonus based; (iv) receive 40,000 time-based restricted stock units (“RSUs”) to be granted pursuant to the Company’s 2023 Stock Incentive Plan, which shares will vest annually in four equal installments, with vesting period starting the first month after his employment start date. Additionally, if during the first 12 months of his employment, calculated from his employment start date, Mr. Miranda’s employment is terminated by the Company for any reason, 25% of his RSUs will vest immediately upon termination. Mr. Miranda will receive separate compensation for supervising the internal accounting and other financial-related functions for Apollo Resources and Jupiter Gold Corporation, another subsidiary of Atlas Lithium.

Except as disclosed herein, there are no arrangements or understandings between Mr. Miranda and any other person pursuant to which he was selected as an officer, and Mr. Miranda is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Miranda and any director or officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS LITHIUM CORPORATION

Dated: July 23, 2024	By:	/s/ Marc Fogassa
	Name:	Marc Fogassa
	Title:	Chief Executive Officer